Oritani Bank

FOR IMMEDIATE RELEASE
                                    For further information contact:
                                Rosanne Buscemi, SVP
 (201) 664-5400 ext. 205

Oritani Financial Corporation Appoints Harvey R. Hirschfeld
To Its Board of Directors

Township of Washington, NJ (April 25, 2014) - Oritani Financial Corporation, headquartered in the Township of Washington, announced today that it has appointed Harvey R. Hirschfeld of Far Hills, NJ to its Board of Directors. Mr. Hirschfeld is President and Director of Brooklyn, NY-based Plaintiff Funding Holding Inc. (d/b/a “LawCash”) since its inception in 2000.

Mr. Hirschfeld is a graduate of Farleigh Dickinson University and has more than 35 years experience in consumer and commercial lending as well as financial administration. Mr. Hirschfeld serves as Chairman of the American Legal Finance Association, an industry trade association with 35 member companies nationwide for the pre-settlement funding industry from 2004 to Present.

“I am particularly pleased to add a new independent Director to our Board, especially one with a broad background in commercial real estate financing, consumer lending and financial services,” said Kevin J. Lynch, Chairman, President and CEO and Chairman of Oritani Financial Corporation. “Harvey will bring a unique perspective to our deliberations, and we are very fortunate to add someone with his good judgment, knowledge and experience to our Board of Directors.”

Mr. Hirschfeld had served as Senior Vice President, Chief Operating Officer and a Director of HealthShield Capital Corporation from June 1996 to August 2002. HealthShield Capital Corporation provided financing, billing, collection and collateral management services to the healthcare industry on a nationwide basis.  Previously, Mr. Hirschfeld was Senior Vice President, Chief Operating Officer and Director of Franklin Credit Management Corporation, a publicly traded company specializing in real estate mortgage and portfolio acquisitions.

About Oritani Bank:

Oritani Bank is a 103-year-old community bank with more than $3 billion in assets, based in the Township of Washington, New Jersey. Oritani Bank is a publicly held company trading on the NASDAQ with the trading symbol “ORIT.” Oritani Bank offers a full line of deposit and loan services to both retail and commercial customers. For more information, call 888-ORITANI, or visit its website, www.oritani.com.

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